SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                       Securities and Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential,  for  use  of  the  Commission  only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material under Rule 14a-12


                                NETOBJECTS, INC.
                (Name of Registrant as Specified in its Charter)

             -------------------------------------------------------
      (Name of Person (s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and 0-11
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provide by  Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:


            First mailed to stockholders on or about August 6, 2001.

                                [NETOBJECTS LOGO]
                               301 Galveston Drive
                             Redwood City, CA 94063





TO THE STOCKHOLDERS OF NETOBJECTS, INC.

Dear Stockholder,

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of NetObjects, Inc., a Delaware corporation (the "Company") to be held at 10:00 a.m. on August 29, 2001 at the Company's corporate headquarters located at 301 Galveston Drive, Redwood City, CA 94063.

         The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 2001 Annual Meeting of Shareholders and Proxy Statement.

         It is important that your shares be represented and voted at the meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the proxy card. This will ensure your proper representation at the Annual Meeting. Returning the proxy does not deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                 Sincerely,




                                 Samir Arora
                                 Chairman of the Board, Chief Executive Officer and President





                 ----------------------------------------------
                             YOUR VOTE IS IMPORTANT.
                 PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.
                 ----------------------------------------------

                                NETOBJECTS, INC.
                               301 Galveston Drive
                             Redwood City, CA 94063

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on August 29, 2001


To the Stockholders of NetObjects, Inc.:

         NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of NetObjects, Inc., a Delaware corporation (the "Company"), will be held on August 29, 2001 at the Company's corporate headquarters located at 301 Galveston Drive, Redwood City, California at 10:00 a.m. Pacific time for the following purposes:

         1. To elect six members of the Board of Directors to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected or appointed. The nominees are Samir Arora, Lee A. Dayton, Michael D. Zisman, Robert G. Anderegg, Blake Modersitzki and Godfrey Sullivan.

         2. To approve an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock, $0.01 par value per share, and grant to the Company's Board of Directors the authority to set the ratio for the reverse stock split at up to one-for-ten, or not to complete the reverse stock split, in its sole discretion.

         3. To ratify the appointment of the accounting firm of KPMG LLP as independent auditors for the Company for the fiscal year ending September 30, 2001.

         4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on July 20, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such stockholders will be available for inspection at the principal office of the Company.

         All stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation, you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience. Any stockholder attending the Annual Meeting may vote in person even though the stockholder has returned a proxy card previously. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                              BY ORDER OF THE BOARD OF DIRECTORS




                                              Alan B. Kalin
                                              Secretary

Redwood City, California
August 6, 2001

                                NETOBJECTS, INC.
                               301 Galveston Drive
                         Redwood City, California 94063

                              ---------------------

                                 PROXY STATEMENT

                              ---------------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NetObjects, Inc., a Delaware corporation (the "Company"), of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on August 29, 2001 at the Company's corporate headquarters located at 301 Galveston Drive, Redwood City, California at 10:00 a.m. Pacific time and any adjournments thereof (the "Annual Meeting").

         This Proxy Statement and the accompanying proxy card are being mailed on or about August 6, 2001 to all stockholders entitled to notice of and to vote at the Annual Meeting.


                       SOLICITATION AND VOTING PROCEDURES

         Shares represented by valid proxies in the form enclosed, received in time for use at the Annual Meeting and not revoked at or prior to the Annual Meeting, will be voted at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Annual Meeting. Holders of Common Stock are entitled to one vote on all matters. An automated system administered by the Company's transfer agent tabulates stockholder votes, and an officer of the Company will tabulate votes cast in person at the Annual Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present, but will not be counted as votes cast at the Annual Meeting with respect to any proposal.

         An affirmative vote of a plurality of the shares present or represented at the Annual Meeting and entitled to vote is required for Proposal No. 1 regarding the election of directors. An affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of Proposal No. 2 to amend the Company's Restated Certificate of Incorporation. An affirmative vote of the holders of a majority of the votes cast affirmatively or negatively at the Annual Meeting is necessary for approval of Proposal No. 3 to ratify the appointment of independent auditors. All proxies will be voted as specified on the proxy cards submitted by stockholders, if the proxy is properly executed and is received by the Company prior to the close of voting at the Annual Meeting or any adjournment or postponement thereof. If no choice has been specified, a properly executed and timely proxy will be voted for Proposals Nos. 1 - 3, which are described in detail elsewhere in this Proxy Statement.

         The close of business on July 20, 2001 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of the Company at the close of business on July 20, 2001 will be entitled to notice of and to vote at the Annual Meeting. As of that date, the Company had 31,799,616 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share.

         The cost of soliciting proxies, including expenses in connection with preparing and mailing of this Proxy Statement, will be borne by the Company. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, telex and other electronic means, and personal solicitation by the Directors, officers or employees of the Company. No additional compensation will be paid to Directors, officers or employees for such solicitation. The Company has retained

Georgeson Shareholder Services to assist in the distribution of proxies for a fee estimated to be approximately $2,000.00 plus reasonable out-of-pocket expenses.

         The Company mailed copies of its annual report on Form 10-K for the fiscal year ended September 30, 2000 to the stockholders on January 23, 2001. The share information presented in this Proxy Statement does not reflect the consequences of the reverse stock split that the stockholders will be asked to authorize at the Annual Meeting. A copy of the Company's annual report on Form 10-K for the fiscal year ended September 30, 2000, as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations: NetObjects, Inc., 301 Galveston Drive, Redwood City, California 94063.



                             REVOCABILITY OF PROXIES

         You can revoke your proxy at any time before the voting at the Annual Meeting by sending a properly signed written notice of your revocation to the Secretary of the Company, by submitting another proxy that is properly signed and bears a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. You should direct any written notices of revocation and related correspondence to:
NetObjects,   Inc.,  301  Galveston  Drive,  Redwood  City,   California  94063,
Attention: Secretary.

                                   MANAGEMENT

Directors

         The Company's bylaws provide that the number of Directors shall be six until changed by approval of the stockholders or a majority of the Directors. Each Director is elected to serve until the next annual meeting of stockholders and until the election and qualification of his or her successor or his or her earlier resignation or removal.

         The names of the Company's Directors as of July 10, 2001 and certain information about them are set forth below:

                 Name                        Age                        Positions with the Company
                 ----                        ---                        --------------------------
        Samir Arora                         35         Chairman of the Board, Chief Executive Officer and President
        Robert G. Anderegg                  51                                  Director
        Lee A. Dayton                       58                                  Director
        Blake Modersitzki                   34                                  Director
        Michael D. Zisman                   51                                  Director
        Godfrey Sullivan                    47                                  Director

         The following is a biographical summary of the experience of our executive/officers and directors:

         Samir Arora has served as Chairman of the Board, Chief Executive Officer and President since the Company's inception in November 1995. In 1992, Mr. Arora founded Rae Technology, a provider of software applications, and from 1992 through November 1995 served as its CEO. From 1986 to 1992, Mr. Arora served in several management roles at Apple Computer, Inc. Mr. Arora holds a diploma in sales and marketing from the London Business School and attended INSEAD, France and BITS, India. Samir Arora is the brother of Sal Arora, who was the Company's Chief Technology Architect and Vice President, Engineering Desktop Products and Online Services until October 2000.

         Robert G. Anderegg has been a Director of the Company since April 11, 1997. Mr. Anderegg has served as Vice President and Assistant General Counsel at IBM since August 1998. He has been appointed to serve on the Board of Directors by IBM as one of its representatives. Mr. Anderegg has served as an Assistant General Counsel or Associate General Counsel at IBM since 1988. Mr. Anderegg holds a B.S. degree from Georgia Institute of Technology and received his J.D. from Harvard Law School.

         Lee A. Dayton has been a Director of the Company since April 11, 1997. Mr. Dayton is a retired IBM Vice President, Corporate Development and Real Estate. He has been appointed to serve on the Board of Directors by IBM as one of its representatives. Mr. Dayton held various management positions at IBM since he joined in 1965 as a systems engineer. Mr. Dayton also is a director of Riverdeep Group plc. Mr. Dayton holds a B.S. in Engineering from Northwestern University.

         Blake Modersitzki has been a director of the Company since January 2000. He has been an employee of Novell for the past five years. He is presently Vice President, Novell Ventures and Strategic Business Development, in which position he has served since March 1998. He served as Business Development Director from January 1997 to March 1998 and Senior Manager, Sales and Marketing for Small Business Networks from May 1995 to January 1997. Mr. Modersitzki holds a B.S. in Economics from Brigham Young University.

         Michael D. Zisman has been a Director of the Company since April 11, 1997. Mr. Zisman is Executive Vice President of Strategy at Lotus, a position that he has held since October 1996, and Vice President of Emerging Business Development at IBM. He has been appointed to serve on the Board of Directors by IBM as one of its representatives. From July 1994 to October 1996, he held other executive positions at Lotus, including Chief Executive Officer. Mr. Zisman was the Chief Executive Officer of Soft-Switch, Inc., a software development company, from 1979 to July 1994. Mr. Zisman holds a B.S. from Lehigh University, an M.S. from the University of Pennsylvania Moore School and a Ph.D. from the Wharton School at the University of Pennsylvania.

         Godfrey Sullivan has been a Director of the Company since July 10, 2001. Mr. Sullivan is presently the Chief Executive Officer of Promptu Corporation, a position which he has held since November 2000. Prior to joining Promptu Corporation, Mr. Sullivan served as Executive Vice President at Autodesk, Inc. from 1992 to 2000. From 1981 to 1992, Mr. Sullivan held various positions with Apple Computer, most recently as Vice President of Business Marketing. Mr. Sullivan received a B.B.A. from Baylor University.

         John Sculley served as a Director of the Company from December 1996 until December 2000.

Committees of the Board of Directors and Meetings

         The Company's Board of Directors has standing Audit and Compensation Committees. The Audit Committee currently has three members: Blake Modersitzki, Robert Anderegg and Godfrey Sullivan. The Compensation Committee currently has two members: Lee A. Dayton and Blake Modersitzki. John Sculley served as a member of the Compensation and Audit Committees until his resignation from the Board of Directors in December 2000. Mr. Modersitzki became a member of the Compensation Committee in January 2001. During the fiscal year ended September 30, 2000, there were eight meetings of the Board of Directors, two meetings of the Audit Committee and eight meetings of the Compensation Committee, including telephonic meetings. All directors attended at least 75% of the meetings of the Board held during the period for which they were a director during the fiscal year ended September 30, 2000. In addition, the members of the Board of Directors and the Compensation Committee acted at various times by unanimous written consent pursuant to Delaware law.

Audit Committee Report

         The Audit Committee reviews, acts on and reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent public accountants, the scope of the annual audits, fees to be paid to the Company's accountants, the performance of the Company's accountants, the audit report on the Company's consolidated financial statements following completion of the audit and the accounting practices of the Company with respect to internal accounting and financial controls. The Board of Directors of the Company adopted an Audit Committee Charter as of June 14, 2000, a copy of which is attached to this Proxy Statement as Appendix B. During the fiscal year ended September 30, 2000, the members of the Audit Committee were Messrs. Sculley, Anderegg and Modersitzki (following Mr. Modersitzki's appointment to the Board of Directors in January 2000). Mr. Sullivan became a member of the Audit Committee on July 10, 2001. The Company believes that Messrs. Sullivan and Modersitzki are independent within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers' ("NASD") listing standards. Mr. Anderegg is an employee of IBM, which is affiliated with the Company, and , as such, he might not be considered "independent" for purposes of this rule. The Board has determined that in light of Mr. Anderegg's background, training and current position at IBM, he is well-qualified to serve as a member of the Audit Committee.

         The Audit Committee has reviewed and discussed the audited financial statements of the Company for fiscal year 2000 with management and the Company's independent public accountants for that year, KPMG LLP ("KPMG"). The Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee was also provided by KPMG the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG that firm's independence. The Audit Committee was provided written confirmations from management with respect to the non-audit services provided by KPMG and has considered whether the provision of such services is compatible with maintaining the auditor's independence. The Audit Committee has determined that the rendering of such services by KPMG is compatible with maintaining the auditors' independence.

         Based on the discussions with KPMG concerning the audit, the independence discussions and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company's financial statements for the fiscal year ended September 30, 2000 be included in its 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                                  The Audit Committee of the Board of Directors:

                                            Robert G. Anderegg
                                            Blake Modersitzki

Audit Fees

         The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 30, 2000 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year ended September 30, 2000 were approximately $335,000.

Compensation of Directors

         The Company's Directors do not receive cash compensation for their services as Directors or members of Committees of the Board of Directors. The Company's Amended and Restated 1997 Stock Option Plan provides for the automatic grant of options to purchase 20,000 shares of Common Stock to each outside Director upon initially joining the Board of Directors. The option exercise price is equal to the fair market value of a share of Common Stock at the date of grant, the option term is six years, and the options vest and become exercisable pro rata at the end of each month for 48 months while the option holder continues to serve as a Director.

         Mr. Modersitzki has received this automatic option grant. Mr. Sullivan has also received this automatic option grant and, in addition, has received one grant of options to purchase 25,000 shares of Common Stock which vests and becomes exercisable pro rata at the end of each month for 24 months while Mr. Sullivan continues to serve as a Director. Mr. Sullivan's options will not automatically vest upon a change of control of the Company. Mr. Sullivan will receive cash compensation of $2,000.00 per meeting of the Board of Directors, except for meetings which are designated as telephonic meetings or meetings in which Mr. Sullivan elects to participate by telephone. Mr. Sullivan will not receive expense reimbursements from the Company in connection with his services as a Director. During the fiscal year ended September 30, 2000, the Company reimbursed John Sculley for certain expenses incurred to attend Board of Directors meetings.

Contractual Arrangements

         The Company is a party to a voting agreement with IBM that provides that IBM will vote its shares of voting stock in a way that limits the number of IBM representatives on a six-member board of directors to three, even though IBM otherwise might be able to elect more than three directors under the Delaware General Corporation Law. The agreement defines an IBM representative as an officer, director or other agent or employee of IBM, IBM's subsidiaries or any other entity controlled by IBM, other than the Company. The voting agreement also obligates the Company and IBM to maintain a board of directors consisting of six members unless the holders of a majority of outstanding voting stock, excluding IBM's shares, approve an amendment to the Company's amended and restated bylaws or restated certificate of incorporation to change the size of the board. The voting agreement remains in effect until IBM holds less than 45% of the Company's voting securities on a fully-diluted basis (as defined in the IBM Voting Agreement) for a period of 180 consecutive days. As of April 30,
2001, IBM held approximately 48.5% of the Company's voting securities as calculated on this fully-diluted basis, which takes into account outstanding warrants and options to purchase shares of Common Stock. While the IBM voting agreement remains effective, it may allow IBM's representatives on the Board of Directors to control any determinations with respect to most material transactions outside the ordinary course of our business, including mergers or other business combinations, the acquisition or disposition of our assets, future issuances of the Company's equity or debt securities and the payment of dividends. IBM's current representatives on the Company's Board of Directors are Lee A. Dayton, Robert G. Anderegg and Michael D. Zisman.

         If the voting agreement expires, IBM could still control or have the power to control determinations of the type described in the preceding paragraph.

Executive Officers

         The names of, and certain information regarding, executive officers of the Company as of July 10, 2001 who are not Directors of the Company are set forth below. The executive officers serve at the pleasure of the Board of Directors and the Chief Executive Officer.

                 Name                       Age                         Positions with the Company
                 ----                       ---                         --------------------------
        Russell F. Surmanek                 43                                              Executive Vice President

        Mark Patton                         43          Executive Vice President and General Manager, Small Business
                                                                                                             Markets
        Jack Rotolo                         40                                Senior Vice President, Worldwide Sales

        Ernest Cicogna                      55              Senior Vice President, Finance and Operations and Chief
                                                                                                  Financial Officer

         Russell F. Surmanek has served as Executive Vice President, Finance & Operations, and Chief Financial Officer since April 1999. Effective May 31, 2001, the Company and Mr. Surmanek entered into an agreement providing for the termination of his employment by September 30, 2001, and Mr. Surmanek relinquished his responsibilities as the Company's Chief Financial Officer. From 1990 to 1999, Mr. Surmanek served in several senior financial management positions at Oracle Corporation, most recently as Vice President, Finance & Administration, Worldwide Operations. Mr. Surmanek holds a B.S. in Business Administration from the State University of New York at Buffalo, and an M.B.A. from the University of Michigan.

         Mark Patton was appointed Executive Vice President, Products and Services in April 2000, having served as General Manager, Small Business Markets since October 1999, and Senior Vice President, Worldwide Sales and Corporate Marketing from December 1996 to October 1999. From February 1995 to November 1996, Mr. Patton was Vice President and General Manager of the Digital and Applied Imaging Division at Eastman Kodak, Inc. Mr. Patton holds a B.A. in Speech Communication from the University of Washington.

         Jack Rotolo was appointed Executive Vice President, Worldwide Sales in July 1999. From March 1997 until July 1999, Mr. Rotolo was Vice President, Worldwide Sales. Prior to joining the Company, Mr. Rotolo was senior manager of Apple Computer's consumer markets solution development organization from September 1993 to February 1996. He holds a B.S. in Finance from the University of Dayton.

         Ernest Cicogna was appointed Chief Financial Officer in June 2001. In February 2000, Mr. Cicogna was appointed Senior Vice President, Finance and Operations, having served as the Company's Vice President of Finance from July 1997 to February 2000. Prior to joining the Company, Mr. Cicogna held various accounting and finance positions at IBM. Mr. Cicogna holds a bachelor's degree in Mathematics from the City University of New York and an M.B.A. from Baruch School of Business.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following Summary Compensation Table sets forth summary information as to compensation received by (i) the Company's Chief Executive Officer, (ii) each of the four other most highly compensated persons who were serving as executive officers of the Company as of September 30, 2000 and (iii) two other individuals who would have been among the four most highly compensated officers if they had been executive officers at year-end (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended September 30, 2000.

                                                                                                      Long-Term
                                              Annual Compensation                                Compensation Awards
                                                                                                     Securities
                                                                          Other Compensation         underlying
                                                                                                    Options/SARs
 Name and Principal Position    Year        Salary           Bonus                                    (number)
 ---------------------------    ----        ------           -----                                    --------
Samir Arora                     2000     $205,164          $84,260           $13,000                        1,200,000
Chairman of the Board, Chief    1999      183,129           55,987                --                               --
Executive Officer and           1998      175,338           47,434                --                               --
President

Russell F. Surmanek             2000     $220,000          $62,763             7,000                          610,000
Executive Vice President        1999      108,447          113,750                --                          235,000
                                1998           --               --                --                               --

Morris Taradalsky (1)           2000     $131,118          $46,537             8,185                               --
Executive Vice President and    1999      176,073           24,343                --                           63,333
General Manager, Enterprise     1998      166,048           86,095                --                               --

Mark Patton                     2000     $202,167          $42,005                --                          580,000
Executive Vice President and    1999      162,525          105,754                --                           71,666
General Manager, Small          1998      150,000           35,555                --                               --
Business Markets

Jack Rotolo (2)                 2000     $192,897          $82,652                --                          540,000
Executive Vice President,       1999      119,923           53,774                --                          166,666
Worldwide Sales                 1998      135,683            9,840                --                               --

Peter Shaw (3)                  2000      146,390           54,000            17,000                          100,000
Executive Vice President,
Corporate Development

Steven Mitgang                  2000      135,002           33,711            14,000                               --
Executive Vice President,
Small Business and Corporate
Marketing

--------------------------------
(1)  Mr. Taradalsky resigned from the Company on April 18, 2000.
(2) Mr. Rotolo became an executive officer in August 1999, and the 1999 figures reflect his compensation for the entire year.
(3) Mr. Shaw was not employed as an executive officer of the Company prior to fiscal year 2000 and resigned from the Company on April 14, 2000.
(4) Mr. Mitgang was not employed as an executive officer of the Company prior to fiscal year 2000.


Option Grants in Last Fiscal Year

         The following table provides information regarding the grant of stock options during fiscal year 2000 to the named executive officers.

                                                              Individual Grants               Potential Realizable
                                                    % of Total                               Value at Assumed Annual
                                       Number of      Options                                  Rate of Stock Price
                                        Shares      Granted to      Exercise                 Appreciation for Option
                                      Underlying   Employees in      Price      Expiration          Term (9)
                Name                  Options(1)    Fiscal Year    ($/share)       Date          5%           10%
                ----                  -------       -----------    ---------       ----          --           ---
Samir Arora                            33,293 (5)        1%          $6.312      10/01/09       $132,159     $334,857
                                      166,707 (5)        3            6.312      10/01/09        661,757    1,677,023
                                      200,000 (2)        3            7.125      11/08/09        896,175    2,271,083
                                      400,000 (4)        6           13.187      04/25/10      3,317,293    8,406,673
                                      400,000 (6)        6            2.937      08/22/10        738,825    1,872,329

Russell F. Surmanek                   160,000 (5)        3            6.312      10/01/09        635,133    1,609,552
                                      200,000 (2)        3            7.215      11/08/09        889,175    2,271,083
                                       50,000 (4)        1           12.125      04/24/10        381,267      966,206
                                      200,000 (6)        3            2.937      08/22/10        369,413      936,164

Jack Rotolo                            10,394 (5)        0            6.312      10/01/09         41,260      104,561
                                       79,606 (5)        1            6.312      10/01/09        316,003      800,813
                                      200,000 (3)        3            7.125      11/08/09        896,175    2,271,083
                                       50,000 (4)        1           12.125      04/24/10        381,267      966,206
                                      200,000 (6)        3            2.937      08/22/10        369,413      936,164

Mark Patton                             3,456 (5)        0            6.312      10/01/09         13,755       34,857
                                      126,535 (5)        2            6.312      10/01/09        502,291    1,272,904
                                      200,000 (2)        3            7.125      11/08/09        896,175    2,271,083
                                       50,000 (4)        1           12.125      04/24/10        381,267      966,206
                                      200,000 (6)        3            2.937      08/22/10        369,413      936,164

Steven Mitgang                        100,294 (2)        2            0.230      10/04/09      1,110,219    1,781,501
                                       43,245 (2)        1            6.937      10/04/09        188,662      478,108
                                      106,755 (2)        2            6.937      10/04/09        465,734    1,180,261
                                      200,000 (2)        3            7.125      11/08/09        896,175    2,271,083
                                       10,000 (4)        0           12.125      04/24/10         76,253      193,241
                                      200,000 (6)        3            2.937      08/22/10        369,413      936,164

Peter Shaw (8)                         14,415 (7)        0            6.937      10/04/09         62,887      159,369
                                       85,585 (7)        1            6.937      10/04/09        373,377      946,210

Morris Taradalsky (8)                   5,941 (5)        0            6.312      10/01/09         23,583       59,765
                                      124,059 (5)        2            6.312      10/01/09        492,462    1,247,997
                                      200,000 (2)        3            7.125      11/08/09        896,175    2,271,083

----------------------
(1) Options are incentive stock options to the extent qualified and nonstatutory options otherwise. The options generally terminate 30 days following the executive's employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to or greater than the fair market value per share of the Common Stock at the grant date.
(2) Options to purchase shares vest as to 25% at the end of the first year, with the remainder vesting in 36 equal monthly installments.
(3)  Options vest in 12 equal monthly installments.
(4)  Options vest in 24 equal monthly installments.
(5)  Options vest in 36 equal monthly installments.
(6)  Options vest in 48 equal monthly installments.
(7) In the event of termination without cause during the first year of employment, 50% of the unvested shares granted pursuant to the option shall accelerate and become vested. This acceleration was triggered on April 14, 2000 due to Mr. Shaw's termination. The original vesting schedule was set forth in footnote 2 above.
(8) Unvested options were cancelled due to the termination of the option holder's employment with the Company.
(9) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual

                                      -8-

     gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period and the date on which the options are exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

         The following table provides information regarding the aggregate exercises of options by each of the named executive officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of September 30, 2000, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such options and the fiscal year-end value of the Company's Common Stock.

                                                             Number of
                                                         Securities Underlying              Value of the Unexercised
                                                        Unexercised Options at              In-The-Money Options at
                           Shares                         September 30, 2000                 September 30, 2000(2)
                        Acquired on      Value      -------------------------------    -----------------------------------
         Name             Exercise    Realized (1)  Exercisable      Unexercisable      Exercisable        Unexercisable
---------------------- ------------- ------------- ------------     --------------    ---------------    ----------------
Samir Arora                  --           $ --        432,985           992,015           $291,957.24         $115,117.78
Russell F. Surmanek        50,000     1,591,387.49    232,640           562,360                783.40           36,816.61
Steven Mitgang             62,147       908,801.57    121,462           476,685             93,073.11           54,962.47
Mark Patton                61,040     1,671,087.37    153,942           488,324             34,635.94           57,447.59
Jack Rotolo                73,050     2,516,941.58    258,978           402,020              9,871.01           49,964.85
Morris Taradalsky (3)     185,695     1,265,508.04       0                 0                     0.00                0.00

-------------------
(1) Based upon the fair market value of the purchased shares on the exercise date less the exercise price paid for the shares.
(2) Based upon the fair market value of the Company's Common Stock, $3.125, which was the closing market price on September 30, 2000.
(3)  Mr. Taradalsky resigned from the Company on April 18, 2001.

Employment Contracts, Termination of Employment and Change-in-Control Agreements

         On November 8, 1999 the Compensation Committee of the Board of Directors approved the issuance of new options to purchase a total of 200,000 shares each to Mesrrs. Samir Arora, Surmanek, Taradalsky, Patton, Gagan Arora, Mitgang and Rotolo at a price of $7.125 per share. All of these options have monthly vesting based on continued employment with the Company for 24 months, except for Mr. Rotolo's options which vested ratably over 12 months. If the employment of Mr. Rotolo is terminated other than for cause within 12 months following such acquisition, the options granted to him will automatically accelerate upon such termination to provide for vesting of 100% of the shares. The options have a term of 10 years and an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. All of these option grants are nonstatutory stock options and are subject to the terms of an Executive Stock Option Agreement. Messrs. Taradalsky, Gagan Arora, and Mitgang are no longer employed by the Company and all of their options expired unexercised.

         The Company entered into an employment agreement with Russell F. Surmanek, Executive Vice President, Finance and Operations and Chief Financial Officer, as of April 5, 1999. The employment agreement initially had a term of 24 months, but was amended as of December 1, 2000 to extend the term by one year. Under the agreement, Mr. Surmanek was entitled to receive an annual salary of $220,000 plus a 15% sales target bonus payable semi-monthly, 20% of his annual salary as an annual fiscal year bonus. In addition, if Mr. Surmanek's employment was terminated without cause before April 5, 2002, he would have been entitled to be paid the remaining salary which would have been payable during the term, including pro-rata bonus amounts. The agreement provided that if Mr. Surmanek's employment was terminated for any reason, other than for cause, or if the Company was acquired, vesting for options to purchase 235,000 shares would accelerate so that 65% of the underlying shares would be vested as of the date of termination. If the company is acquired by another company, the vesting of Mr. Surmanek's stock options also will accelerate by one calendar year, or as necessary to provide for vesting of at least 65% of the shares underlying the options as of the date of the acquisition. The Company and Mr. Surmanek have entered into an agreement providing for the termination of his employment by September 30, 2001. Mr. Surmanek has relinquished his responsibilities as the Company's Chief Financial Officer, and has no responsibilities or duties but will continue to receive his monthly compensation, including his monthly sales bonus, of $28,111.12 for total payments through September 30, 2001 of $84,333.36, less required withholding. Mr. Surmanek will also be eligible to receive his executive bonus of

20% of his salary at the end of fiscal year 2001. The Company will continue to make payments of Mr. Surmanek's group medical insurance premiums for coverage through September 30, 2001 and Mr. Surmanek's stock options will continue to vest through September 30, 2001.

Loans to Officers and Directors

         In April 2000, the Company advanced $250,000, and in September 2000, the Company advanced another $250,000 to Samir Arora, each advance evidenced by a promissory note bearing interest at 6.45%, the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"). The notes are due in full two years from the date of issuance. Prior to the due date, under the terms of each promissory note, Mr. Arora is obligated to repay any net proceeds from the sale of any of his shares of Common Stock of the Company until the principal sum and all accrued and unpaid interest thereon has been paid in full. In April 2001, the Compensation Committee approved a retention plan under which in the event of a change of control of the Company (or a determination by the Board in its discretion), these loans to Mr. Arora will be cancelled and the Company will reimburse Mr. Arora for the income tax liability resulting from the forgiveness of these loans.

         In August 2000, the Company advanced $75,000 to Steven Mitgang, evidenced by a promissory note bearing interest at 7.00%, the applicable federal rate as defined in Section 1274(d) of the Code. The note was due in full two years from the date of issuance and was secured by a pledge of stock upon exercise of stock options to purchase 25,000 shares of Common Stock. Prior to the due date, under the terms of the promissory note, Mr. Mitgang was obligated to repay the advance only from certain proceeds from the sale of 25,000 shares to be acquired upon the exercise of stock options. All amounts due or to come due under the terms of the note were forgiven by the Company as part of the consideration for a settlement with Mr. Mitgang in connection with the termination of his services for the Company.

         In October 1999, the Company advanced $200,000 to Russell F. Surmanek, evidenced by a promissory note bearing interest at 5.42%, the applicable federal rate as defined in Section 1274(d) of the Code. The note was due in full two years from the date of issuance. Prior to the due date, under the terms of the promissory note, Mr. Surmanek was obligated to repay the advance only from certain proceeds from the sale of 15,000 shares to be acquired upon the exercise of stock options. Mr. Surmanek repaid the principal and accrued interest under the note to the Company in full on March 28, 2000.

                                 SHARE OWNERSHIP

         The following table sets forth certain information as of June 30, 2001, concerning the ownership of Common Stock by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each current member of the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under "Executive Compensation" below and (iv) all current Directors and executive officers of the Company as a group.

                                                                                  Shares Beneficially Owned (1)
                                                                            ------------------------------------------
Name and Address                                                                     Number                 Percent
--------------------------------------------------------------------        -------------------------     ------------
International Business Machines Corporation (2)                                     15,542,050                47.8%
   New Orchard Road
   Armonk, NY 10504
Current Directors:
Samir Arora (3)                                                                      2,687,783                 8.5%
Robert G. Anderegg                                                                          --                --
Lee A. Dayton                                                                               --                --
Blake Modersitzki (4)                                                                    8,333                 *
Michael D. Zisman                                                                           --                --
Named Executive Officers Who are Not Directors:
Russell F. Surmanek (5)                                                                513,837                 1.6
Mark Patton (6)                                                                        566,076                 1.8
Jack Rotolo (7)                                                                        558,069                 1.8
Steven Mitgang (8)                                                                       4,647                 *

All executive officers and Directors as a group (9 persons) (9)                      4,338,745                13.6%

Peter Shaw (10)                                                                        465,457                 1.46
Morris Taradalsky (11)                                                                 133,425                 *

-------------------
* Represents beneficial ownership of less than 1% of the Company's Common Stock.

(1) The number of shares of Common Stock issued and outstanding on June 30, 2001 was 31,799,616. Warrants are assumed to be exercised in full notwithstanding the warrant holders' right to exercise the warrant on a "net" basis by surrendering shares of Common Stock having a value equal to the warrant exercise price upon exercise of the warrant. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below.
(2) Includes warrants to purchase 253,194 shares of Common Stock at approximately $5.35 per share that are exercisable on a net basis and expire on various dates in 2003 and 2004, and warrants to purchase 83,333 shares of Common Stock at $10.80 per share that are exercisable on a net basis and expire in December 2003.
(3) Includes options held by Mr. Arora to purchase 1,161,110 shares of Common Stock that are exercisable within 60 days of June 30, 2001. Also includes 344,374 shares of Common Stock owned by Information Capital LLC, wholly owned by Mr. Arora, and 362,141 shares of Common Stock held by Rae Technology II LLC, of which he is President and owns a majority of the equity interests. Mr. Arora exercises shared voting and dispositive power over the shares held by Rae Technology II LLC, but disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.
(4) Represents options held by Mr. Modersitzki to purchase 8,333 shares of common stock that are exercisable within 60 days of June 30, 2001.
(5) Includes options held by Mr. Surmanek to purchase 510,974 shares of common stock that are exercisable within 60 days of June 30, 2001. The Company and Mr. Surmanek have entered into an agreement providing for the termination of his employment not later than September 30, 2001.

                                      -12-

(6) Includes options held by Mr. Patton to purchase 492,718 shares of common stock that are exercisable within 60 days of June 30, 2001.
(7) Includes options held by Mr. Rotolo to purchase 547,776 shares of common stock that are exercisable within 60 days of June 30, 2001.
(8) Mr. Mitgang resigned from the Company on February 16, 2001. Any options which remained unvested at that time were cancelled.
(9) Includes options to purchase 2,720,911 shares of common stock that are exercisable within 60 days of June 30, 2001.
(10) Mr. Shaw resigned from the Company on April 14, 2000. Any options which remained unvested at that time were cancelled.
(11) Mr. Taradalsky resigned from the Company on April 18, 2000. Any options which remained unvested at that time were cancelled.

                                PERFORMANCE GRAPH

         The following graph compares cumulative total stockholder return on the Company's Common Stock with that of the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Stocks index (the "Nasdaq Computer Index"). The comparison assumes that $100 was invested on May 7, 1999 (the date of the Company's initial public offering) in the Company's Common Stock, the stocks included in the Nasdaq Composite Index and the stocks included in the Nasdaq Computer Index.

         The comparisons shown in the graph below are based upon historical data, and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T:

                                      Nasdaq Computer & Data
                                        Processing Service
 Date        Nasdaq Composite                  Stocks                     NETO
 ----        ----------------                  ------                     ----
9/30/99           100                           100                       100
9/29/00           133                           165                        56



Incorporates historical edits made through September 29, 2000.

                          [GRAPHIC HERE/OBJECT OMITTED]







         Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Set forth below is a summary of certain material transactions between the Company and any of its Directors, executive officers or holders of more than 5% of the Company's Common Stock, or between the Company and persons in which Directors, executive officers or such stockholders have direct or indirect material interests for the period October 1, 1999 through May 31, 2001.

Transactions with IBM

         Promissory Note. In December 2000, the Company borrowed $750,000 from IBM, evidenced by a promissory note bearing interest at 10% per annum. The note was repaid in full on January 2, 2001. In January 2001, the Company borrowed $1,500,000 from IBM, evidenced by a promissory note bearing interest at 10% per annum and in February 2001, the Company borrowed $1,500,000 from IBM, evidenced by a promissory note bearing interest at 10% per annum. The Company used a portion of the proceeds from the sale of its Enterprise Division to Merant, Inc. to repay each of these notes in February 2001.

         Software License Agreement. The Company and IBM have a 10-year software license agreement, originally entered into on March 18, 1997. The agreement provides for payment of royalties by IBM to the Company in connection with sales of product bundles that include the Company's products and for payment to the Company for services performed in connection with the IBM WebSphere project. The agreement has been amended a number of times. The agreement obligates the Company to place all of its source code into an escrow. IBM may obtain access to the source code upon events of default related to the Company's failure to provide required maintenance and support or its bankruptcy or similar event of financial reorganization. IBM may use the source code that it obtains to create derivative works, which it will own subject to the Company's rights in the underlying software. Additional terms of the software license agreement and its amendments and certain transactions occurring under the agreement as amended since October 1, 1999 are as follows:

         o Amendment Number 1 and Amendment Number 4 license IBM to use the Company's products in its internal operations by paying for upgrade copies at an annual rate of 25% of $402,000 or at a per copy royalty rate. Amendment Number 4 also sets forth royalty rates for the Company's products if they are bundled and sold by IBM with IBM products. These rates are based on the percentage which the value of the Company's product bears to the total value of all of the other products in the bundle. If the value of the Company's product is equivalent to or less than the total value of all of the other products in the bundle, the Company receives 37% of IBM's average selling price for a stand-alone license of the Company's product during a calendar quarter. If the value of the Company's product is more than the value of the other products, the Company receives 69% of IBM's average selling price for a stand-alone license of the Company's product during a calendar quarter. If IBM sells the Company's products alone, the Company receives 75% of IBM's average selling price for a stand-alone license of the Company's product during a calendar quarter.

         o In Amendment Number 3 and Amendment Number 7, IBM agreed to translate the Company's software into languages other than English for which we are required to pay 115% of the costs associated with the translation. The costs are recovered through the sales of the Company's products outside of the United States by IBM and Lotus by reducing the royalty rate otherwise due to us by 50%. The Company is permitted to repay the translation costs over an extended period of time, and the repayment is derived solely from earned international royalties. This agreement expired on December 31, 1999.

         o The Company became an IBM "Business Partner" under Amendment Number 5, which permits the Company to resell IBM products and pay IBM 50% of the royalty payment received by the Company.

         o The Company and IBM entered into a letter agreement, dated December 22, 1999, in which the Company granted IBM the right to bundle copies of NetObjects Fusion 3.01 with Lotus SmartSuite during calendar year 2000, for which IBM paid the Company a one-time fee of $1.0 million. The Company agreed to reimburse IBM for up to $400,000 for promotional and advertising expenditures that IBM incurs in marketing these bundles.

         o In March 2000, the Company and IBM entered into a letter agreement in which the Company granted IBM the right to bundle copies of NetObjects Fusion 5.0 with IBM PC's for a 12-month period, for which IBM agreed to pay a one-time fee of $2.3 million. The Company agreed to reimburse IBM for up to $500,000 for promotional and advertising expenditures that IBM incurs marketing these bundles.

         o In June 2000, the Company and IBM entered into a letter agreement in which the Company granted IBM the right to bundle unlimited copies of NetObjects Fusion 5.0 with Lotus Domino, in addition to granting a license to IBM to bundle unlimited copies of NetObjects NAS ServerSuite 2000 for up to five users with other Lotus software products. The term of this agreement is from July 1, 2000 to September 30, 2001 for a one-time fee of $2.05 million.

         o In June 2000, the Company and IBM entered into a letter agreement in which the Company provided Lotus SmartSuite up to 5,000,000 upgrades to NetObjects Fusion 5.0 for a period from July 1, 2000 to July 31, 2001, for a one-time fee of $500,000.

         o In March 2001, the Company and IBM entered into a letter agreement in which the Company granted IBM the right to bundle copies of NetObjects Fusion MX with IBM PC's for a period of 90 days, for a one-time fee of $200,000.

         o IBM granted the Company a non-exclusive right to incorporate utilities for Lotus FastSite into NetObjects Fusion 5.0 for a one-time fee of $75,000.

Distribution Agreement with Novell

         During fiscal year 1999, Novell bundled NetObjects Fusion with Novell's NetWare for Small Business product offering under a license agreement providing for royalties on a per unit basis as products are sold by Novell. The Company was entitled to receive a minimum of $500,000 of royalties under the Novell agreement. This license agreement automatically renews for additional one-year periods unless terminated by either party, and is currently in effect. After September 30, 2000, either party may terminate the agreement on 90 days' written notice, and as of April 30, 2001, neither party has done so. Christopher M. Stone, a former Executive Vice President with Novell, was a Director of the Company until January 25, 2000. Blake Modersitzki, Managing Director of Novell Ventures, was elected as a Director on January 25, 2000.

Certain Business Relationships

         During the fourth quarter of fiscal year 2000, the Company formed a new subsidiary, ibizu, Inc., of which Gagan (Sal) Arora, an executive officer of the Company and Samir Arora's brother, became CEO, President and a director in July 2000. Effective as of September 30, 2000, the Company transferred all of the software for an on-line application service to ibizu, Inc., but retained rights to use the initial version of the transferred software. In exchange for the transfer, the Company received shares of preferred stock representing 50% of the total outstanding shares of ibizu, Inc. Sal Arora purchased shares of common stock representing 18.25% of ibizu's total shares outstanding at $0.001 per share. Three other technical employees of the Company, who had helped to develop the transferred software, became employees of ibizu, Inc. and between them, purchased the remaining 31.75% of ibizu, Inc.'s initially issued shares at the same price. The common shares of Mr. Arora and the other three employees are subject to vesting over four years based upon their continuous employment with ibizu, Inc. Mark Patton, the Company's current Executive Vice President, Products and Services, is the Company's sole representative on the ibizu, Inc. board of directors. Mr. Arora and one other employee of ibizu, Inc. are on a leave of absence from the Company and have not terminated their employment. The Company expended a total of $694,171 on development of the software transferred to ibizu, Inc. during fiscal year 2000. The Company has no ongoing financial commitment to ibizu, Inc.

         The Company is a licensee of Rae Technology, Inc. patents under an April 10, 1997 license agreement. Samir Arora is a director, President and a majority shareholder of Rae Technology, Inc. During fiscal year 2000, the Company reimbursed Rae Technology approximately $9,074.85 for patent prosecution expenses under the terms of the license agreement.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent holders are required by SEC regulation to furnish the Company with copies of all Section
16(a) reports they file. Based on the Company's review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that IBM and Samir Arora each failed to timely file a required report on Form 4 during the fiscal year ended September 30, 2000. These reports were filed in September 2000 and November 2000, respectively.

                     REPORT ON EXECUTIVE COMPENSATION BY THE
                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee (the "Committee") comprises two independent members of the Board of Directors. Effective as of the closing of the Company's initial public offering on May 12, 1999, the Company's Board of Directors delegated to the Committee responsibility for reviewing, recommending and approving the Company's compensation policies and benefits programs. The Committee also has the principal responsibility for the administration of the company's stock plans, including approving stock option grants to executive officers.

Compensation Philosophy

         The Company's executive compensation policy is designed to attract and retain qualified executive personnel by providing executives with a competitive total compensation package based in large part on the executive's contribution to the financial and operational success of the Company, the executive's personal performance and increases in stockholder value as measured by the Company's stock price.

Compensation Program

         The compensation package for the Company's executive officers comprises the following three components:

         Base Salary. The Committee determines the base salary of each executive based on the executive's scope of responsibility, past accomplishments and experience and personal performance, internal comparability considerations and data regarding the prevailing compensation levels for comparable positions in relevant competing executive labor markets. The Committee may give different weight to each of these factors for each executive, as it deems appropriate. In selecting comparable companies for the purpose of setting competitive compensation for the Company's executives, the Committee considers many factors not directly associated with stock price performance, such as geographic location, annual revenue and profitability, organizational structure, development stage and market capitalization.

         Annual Incentive Compensation. Annual bonuses can be earned by each executive officer under the Company's senior executive bonus plan. Each executive officer's potential bonus under the plan is set at a percentage of his or her base salary. Generally, bonuses are paid on the basis of the Company's performance as measured against certain pre-established performance measures, principally revenues, and the attainment of individual objectives set for each officer other than the Company's CEO, based upon the CEO's recommendations. The Committee establishes the performance objectives for the CEO. The current base salary and bonus percentages for Russell F. Surmanek, were established by an employment agreement signed when Mr. Surmanek joined the Company in April 1999. The agreement has a two-year term.

         Stock Options. The Committee believes that granting stock options to executives and other key employees on an ongoing basis gives them a strong incentive to maximize stockholder value and aligns their interests with those of other stockholders. The Committee determines stock option grants to senior executives and other officers of the Company and has authorized the Company's CEO and its Chief Financial Officer to determine stock option grants for all other employees, subject to the Committee's approval of total share allocations from the Company's option plan. In determining the size of stock option grants, the Committee considers the executive's current position with and responsibilities to the Company, potential for increased responsibility and promotion over the option term, tenure with the Company and performance in recent periods, as well as the size of comparable awards made to executives in similar positions in competing executive labor markets. Generally, each stock option grant allows the executive to purchase shares of the Company's common stock at a price per share equal to the market price on the date the option is granted, but the Committee has the power to grant options at a lower price if considered appropriate under the circumstances. Each stock option grant generally becomes exercisable, or vests, in installments over time, contingent upon the executive's continued employment with the Company. During fiscal year 2000, the Committee also has approved some option grants to executives that provide for accelerated vesting upon a change of control of the Company.

         Compensation of Chief Executive  Officer.  The  compensation  for Samir
Arora, the Company's Chief Executive Officer, is comprised of the three components described above, and is reviewed annually. In setting Mr. Arora's compensation package for fiscal year 2000, the Committee intended to provide a base salary competitive with that paid to other chief executive officers in competing executive labor markets, and to make a significant portion of the total compensation package contingent upon the financial and operational performance of the Company. During the fiscal year, the Company paid Mr. Arora a base salary of approximately $218,164. Mr. Arora was awarded a total cash bonus of approximately $84,260 based primarily on the Company's achievement of financial and operational targets and the Committee's assessment of his personal performance for the year, including his efforts in closing major contracts for the Company.

         Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation paid to the officer exceeds $1 million during the Company's taxable year. The compensation paid to the Company's executive officers for the year ended September 30, 1999 did not exceed the $1 million limit per officer. In addition, the Company's Amended and Restated 1997 Stock Option Plan and executive incentive option grants have been structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation that will not be subject to the $1 million limitation. The Compensation Committee does not expect to take any action at this time to modify cash compensation payable to the Company's executive officers to avoid the application of Section 162(m).

                                Lee A. Dayton, Compensation Committee Member
                                Blake Modersitzki, Compensation Committee Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Board of Directors has a standing Compensation Committee. The Compensation Committee currently has two members, one of whom served as a member during the previous fiscal year: Lee A. Dayton and Blake Modersitzki. John Sculley was a member of the Compensation Committee until his resignation from the Board of Directors in December 2000. Blake Modersitzki became a member of the Compensation Committee in January 2001. Neither Messrs. Dayton or Modersitzki, nor Mr. Sculley, was an officer or employee of the Company during the fiscal year or prior thereto, or had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

                              ---------------------
                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS
                              ---------------------

         At the Meeting, six Directors (constituting the entire Board of Directors) are to be elected to serve until the next annual meeting of Stockholders and until a successor for such Director is elected and qualified, or until the death, resignation or removal of such Director. There are six nominees, all of whom are currently Directors of the Company.


                                    NOMINEES

         Set forth below is information regarding the nominees for election to the Board of Directors:

Name                                  Position(s) with the Company             Age            First Elected Director
------------------------------      ----------------------------------      ----------       -------------------------
Samir Arora                         Chairman of the Board, Chief               35                      1995
                                    Executive Officer and President
Robert G. Anderegg                  Director                                   51                      1997
Lee A. Dayton                       Director                                   58                      1997
Blake Modersitzki                   Director                                   34                      2000
Michael D. Zisman                   Director                                   51                      1997
Godfrey Sullivan                    Director                                   47                      2001

         A plurality of the votes cast at the Meeting is required to elect each nominee as a Director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as Directors of such nominees. Each person nominated has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a Director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy.

         The Board of Directors recommends that the Stockholders vote FOR the election of all of the above nominees.


                               -------------------
                                 PROPOSAL NO. 2:
                               REVERSE STOCK SPLIT
                               -------------------

         The Board of Directors believes it is advisable and in the best interests of stockholders of the Company to authorize a reverse stock split of the Company's outstanding Common Stock. The Board is asking stockholders to approve an amendment to the Company's Restated Certificate of Incorporation (the "Restated Certificate"), which the Board may implement in its sole discretion, to effect a reverse stock split of the Company's Common Stock, grant to the Board the authority to set the ratio for the reverse stock split at up to one-for-ten (the "Reverse Stock Split") and to grant the Board the authority not to complete the Reverse Stock Split, as determined in the sole discretion of the Board. The principal effect of the Reverse Stock Split would be to decrease the outstanding number of shares of Common Stock. The relative voting and other rights that accompany shares of Common Stock will not be affected by the Reverse Stock Split.

         If stockholders approve the proposal for the Reverse Stock Split at the Annual Meeting, the Board will be authorized to implement a Reverse Stock Split or to abandon the Reverse Stock Split, as determined at the sole discretion of the Board. The Board will set the ratio for the Reverse Stock Split or abandon the Reverse Stock Split as it determines is advisable considering relevant market conditions at the time the Reverse Stock Split is to be implemented or abandoned.

         The proposed Certificate of Amendment to the Company's Restated Certificate to effect the Reverse Stock Split is attached hereto as Appendix C.

No Dissenter's Rights

         Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the Reverse Stock Split.

Purpose

         The Board is proposing the Reverse Stock Split in an effort to increase the market price of the Company's Common Stock for the purpose of meeting one of the standards for continued listing of the Company's Common Stock on the Nasdaq National Market and to increase the attractiveness of the Company's Common Stock to the financial community. On July 31, 2001, the closing price of the Company's Common Stock was $0.85 per share. In order to meet the standards for continued listing on the Nasdaq National Market, the Company must, among other criteria, maintain a minimum bid price for its Common Stock of $1.00 per share. The Reverse Stock Split would give the Company a better opportunity to maintain the minimum bid price for its Common Stock necessary for continued listing on the Nasdaq National Market.

         On June 13, 2001, the Nasdaq Stock Market sent a letter advising the Company that on June 20, 2001 its Common Stock would be delisted from the National Market System because the trading price of its Common Stock had not met the minimum bid price requirement of at least $1.00 per share for listing on the National Market System required by Nasdaq Marketplace Rule 4450(a)(5). The Company submitted a timely appeal and requested a hearing before a Nasdaq
Listing Qualifications Panel. The Company's timely appeal and request for a hearing stayed the delisting action and the Company's Common Stock was not delisted on June 20, 2001. At the hearing which was held on July 26, 2001, the Company presented its reasons why it believes the Common Stock should not be delisted from the National Market System, including its proposal to effect the Reverse Stock Split in an effort to bring its minimum bid price per share up to the minimum bid price requirement under Rule 4450(a)(5). Nasdaq is currently evaluating the merits of the Company's appeal.

         If the Company is unable to demonstrate compliance with the Rule and its appeal is denied by the Panel, its Common Stock will be delisted. Among the many factors considered by the Board in reaching its decision to recommend the Reverse Stock Split, the Board considered the consequences of delisting from the Nasdaq National Market. If the Common Stock is delisted, the Company's Common Stock may then only be traded on the over-the-counter market, which would reduce the marketability and liquidity of shares. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Common Stock were delisted and the trading price of the Common Stock continued to be less than $1.00 per share, trading in the Common Stock would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving "penny stock." The additional burdens imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Company's Common Stock.

         Failure to increase the Company's stock price could also have other effects. For instance, brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in low-priced stocks. Further, since the broker's commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs (commissions, markups, or markdowns) which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase the Common Stock. Each of these factors would weaken the market for the Company's Common Stock.

         If implemented, the Reverse Stock Split may result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock, particularly as the ratio for the Reverse Stock Split increases. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. In addition, the Reverse Stock Split will make it more difficult for the Company to meet other requirements for continued listing on the Nasdaq National Market relating to the minimum number of shares that must be in the public float of the Company's stock and the minimum number of round lot holders of such stock.

         There is no assurance that the market price of the Common Stock immediately after implementation of the Reverse Stock Split will increase proportionately to the ratio for the Reverse Stock Split or that a higher price will be maintained for any period of time.

Effecting The Reverse Stock Split; Fractional Shares

         If approved by stockholders at the Annual Meeting, the Reverse Stock Split will be effected only upon the Board's determination that the Reverse Stock Split is in the best interests of the Company and the stockholders and its establishment of an appropriate ratio for the Reverse Stock Split based on factors at the time. The Board will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Stock Split on the market price of the Common Stock and on the Company's compliance with Nasdaq listing standards, and the marketability and liquidity of the Common Stock. The Reverse Stock Split could become effective on any date selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of an amendment to the Restated Certificate with the Secretary of State of the State of Delaware, without further action by the stockholders of the Company.

         To effect the Reverse Stock Split, the Board would, after making a determination that the Reverse Stock Split is advisable, authorize the filing with the Secretary of State of the State of Delaware on any date selected by the Board of an amendment to the Restated Certificate containing the provision effecting the Reverse Stock Split. Without further action on the part of the Company or the stockholders, the outstanding shares of Common Stock held by stockholders of record as of the effective time set forth in the Restated Certificate (the "Effective Time") would be converted into the right to receive a number of shares of Common Stock issued in accordance with the Restated Certificate (the "New Common Stock") calculated based on a reverse split ratio of up to one-for-ten. For example, if a stockholder presently holds 100 shares of Common Stock, he or she would hold 10 shares of Common Stock following a one-for-ten reverse split.

         No fractional shares or scrip would be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible will be entitled, upon surrender to the Company's transfer agent, Equiserve (the "Exchange Agent") of certificates representing such shares, to receive one additional share of New Common Stock for any fractional share to which they would otherwise be entitled. As a result of the Reverse Stock Split, stockholders who now own "round lots" may hold "odd lots" and, as a result, may be subject to increased transaction costs on the sale of their New Common Stock. Shares of New Common Stock issued upon completion of the Reverse Stock Split will be fully paid and nonassessable.

         As soon as practicable after the Effective Time, the Company, or its transfer agent, will send a letter to each stockholder of record at the Effective Time for use in transmitting certificates representing shares of Common Stock ("Old Certificates") to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares of New Common Stock. No new stock certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent.

         Stockholders will then receive a new certificate or certificates representing the number of whole shares of New Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding Old Certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of New Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their Old Certificates to the Exchange Agent until they have received the letter of transmittal. All expenses of the exchange of certificates will be borne by the Company.

Effect On Outstanding Securities

         If the Reverse Stock Split is completed, the number of shares of Common Stock owned by each stockholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of Common Stock owned by each stockholder will remain essentially unchanged. All outstanding stock options and convertible securities will be adjusted to reduce the number of shares to be issued upon exercise or conversion of such options or convertible securities proportionately.

Federal Income Tax Consequences

         The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws, and does not address any consequence of the Reverse Stock Split under any state, local, or foreign tax laws.

         ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

         The Company believes that the Reverse Stock Split should qualify as a reorganization with respect to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code, as expected, a stockholder of the Company who exchanges his or her Common Stock solely for New Common Stock should recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder should include the period during which the surrendered Common Stock was held, provided all such Common Stock was held as a capital asset at the Effective Time.

         The Board recommends that stockholders vote FOR the proposal to approve the amendment to the Company's Restated Articles to effect the Reverse Stock Split and grant to the Board the authority to establish the ratio for the Reverse Stock Split at up to one-for-ten, or not to complete the Reverse Stock Split, in it sole discretion.


                         ------------------------------
                                 PROPOSAL NO. 3:
                         INDEPENDENT PUBLIC ACCOUNTANTS
                         ------------------------------

         The Board of Directors has appointed KPMG LLP, independent public accountants, to audit the financial statements of the Company for the year ending September 30, 2001. The Board of Directors proposes that the stockholders ratify this appointment. KPMG has audited the Company's financial statements annually since fiscal 1998. The Company expects that its representatives will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         In the event that stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the Company's and its stockholders' best interests.

         The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

         The Board of Directors recommends that the stockholders vote FOR the proposal to ratify the selection of KPMG LLP to serve as the Company's independent public accountants for the year ending September 30, 2001.


                  STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         To be considered for inclusion in the Company's proxy statement relating to the 2002 Annual Meeting of Stockholders, Stockholder proposals must be received no later than April 6, 2002 (120 days prior to the anniversary of the mailing date of this Proxy Statement). All stockholder proposals should be addressed to the attention of the Chief Executive Officer at the principal office of the Company.


                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with the best judgment of the proxy holders.

         Whether or not you intend to be present at the meeting, you are urged to fill out, sign, date and return the enclosed proxy at your earliest convenience.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           Alan B. Kalin
                                           Secretary

Redwood City, California
August 6, 2001

                                   Appendix A

                                NETOBJECTS, INC.
                               301 Galveston Road
                             Redwood City, CA 94063

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby appoints Samir Arora and Ernest Cicogna, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NetObjects, Inc., a Delaware corporation (the "Company"), held of record by the undersigned on July 20, 2001 at the Annual Meeting of Stockholders to be held on August 29, 2001 and any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Dear Stockholder:

         Please take note of the important information enclosed with this proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

         Your vote counts, and you are strongly encouraged to exercise your right to vote your shares. Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

         Thank you in advance for your prompt consideration of these matters.

                                                              Sincerely,


                                                              NetObjects, Inc.

-------------------------------------------------------------------------------------------------------------------
[x] Please mark votes as in this example

1.   Election of Directors Nominees:  Robert G. Anderegg,    3.   Ratify the appointment of KPMG LLP as independent
     Samir Arora, Lee A. Dayton, Blake Modersitzki,               auditors.
     Godfrey Sullivan and Michael D. Zisman.

           FOR      WITHHELD                                             FOR      AGAINST      ABSTAIN
          [   ]      [   ]                                              [   ]      [   ]        [   ]

2.   Approve the amendment to the Restated Certificate of    4.   In their discretion, the proxies are authorized to
     Incorporation to effect a reverse stock split.               vote upon any other business that may properly
                                                                  come before the meeting.

           FOR      AGAINST      ABSTAIN                                 FOR      AGAINST      ABSTAIN
          [   ]      [   ]        [   ]                                 [   ]      [   ]        [   ]


--------------------------------------------                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]
                 Name                                        Please  sign exactly as your  name  appears  hereon. Joint
                                                             owners  should   each  sign.  Executors,   administrators,
--------------------------------------------                 trustees, guardians or other  fiduciaries should give full
             Street Address                                  title assuch. If signing for  a  corporation,  please sign in full corporate name by a duly authorized officer.
--------------------------------------------
City     State    Country          Zip Code


Signature:____________________       Date:___________        Signature:____________________       Date:___________

                                   Appendix B

                                NetObjects, Inc.
                             Audit Committee Charter
         (As adopted/amended by the Board of Directors on June 14, 2000)


                                     PURPOSE

The purpose of the Audit Committee of the Board of Directors of NetObjects, Inc. Corporation is to oversee and monitor the Company's financial reporting process and systems of internal controls regarding finance and accounting on behalf of the Board of Directors.


                       RESPONSIBILITIES OF AUDIT COMMITTEE

The Board of Directors recognizes that the Company's management is responsible for preparing the Company's financial statements and that independent auditors are responsible for auditing those financial statements. In fulfilling these responsibilities, management and the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.

Nothing in this Charter should be construed to imply that the Audit Committee is required to provide or does provide any assurance or certification as to the Company's financial statements or as to its compliance with laws, rules or regulations. In order to fulfill its oversight responsibility, the Audit Committee must be capable of conducting free and open discussions with management, internal and independent auditors, employees and others regarding the quality of the financial statements and the system of internal controls.

The specific duties of the Audit Committee shall be as follows:

Independent Auditors

         1. Select and evaluate independent auditors, review their performance and recommend to the Board of Directors the appointment or replacement of independent auditors; and, to review and recommend to the Board of Directors fee arrangements in connection with such appointments.

         2. Ensure the auditor's independence by:

               (i) ensuring that the auditors annually submit to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company;

               (ii) actively engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact their objectivity and independence, including the matters required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees (as it may be as may be modified or supplemented);

               (iii) reviewing and discussing with the Board of Directors any relationships between the auditors and the Company, or any other relationship, that may adversely affect independence; and, reviewing and approving any significant management consulting engagements proposed to be undertaken by such auditors on behalf of the Company; and

               (iv)        recommending   that  the  Board  of  Directors   take
                           appropriate action in response to the auditors' report to satisfy itself of their independence.

         3.   Annually   require  the  auditors  to  confirm  in  writing  their
         understanding of the fact that they are ultimately accountable to the Board of Directors of the Company and its Audit Committee.

         4. Annually review the auditors' proposed audit plan and approach, as well as staffing and timing of the audit and related matters.

         5. Obtain from management, review and approve, a description of issues and responses whenever a second opinion is proposed by management to be sought from another outside accountant.

Financial Statements

         6. Conduct a post-audit, pre-issuance review of the Company's annual financial statements, the auditor's opinion thereon, and any significant difficulties or disagreements with management encountered during the course of the audit.

         7. Discuss the annual financial statements with the appropriate officers and/or employees of the Company and with the independent auditors, and discuss with the auditors the matters required to be discussed by relevant auditing standards, including the quality, and not just the acceptability, of the accounting principles and underlying estimates used in the statements.

         8. If the Committee finds the annual financial statements acceptable, to recommend to the Board of Directors that they be included in the Company's annual report on Form 10-K.

         9. Prepare a report to the stockholders of the Company in each proxy statement, as required by the rules of the Securities and Exchange Commission ("Commission").

         10. Review with the Company's financial management and the independent auditors the quarterly earnings releases and the schedule of unrecorded adjustments to the Company's financial statements and the reasons underlying the Company's assessment of the immateriality of such adjustments.

         11. With regard to quarterly reports to the Commission on Form 10-Q, the Chairman of the Committee and/or any member or members of the Committee whom he or she designates, shall review with management and the independent auditor the financial statements to be included in such filing prior to filing with the Commission.

         12. Review prior to publication or filing and approve such other Company financial information, including appropriate regulatory filings and releases that include financial information, as the Committee deems desirable.

Internal Accounting and Control Functions

         13. Review the adequacy of the Company's system of internal accounting and financial control.

         14. Annually review the quality of internal accounting and financial control, the auditor's report or opinion thereon and any recommendations the auditor may have for improving or changing the Company's internal controls, as well as management's letter in response thereto and any other matters required to be discussed under Statement of Auditing Standards No. 61 (as it may be modified or supplemented).

         15. Review the Company's major financial risk exposures and the steps management has taken and proposes to take to monitor and control such exposures.

         16. Review proposed future internal audit plans.

General

         17. Annually review this Audit Committee Charter, and any provisions of the Company's by-laws which refer to the Audit Committee, and to propose to the Board of Directors necessary or appropriate revisions;

         18. At least annually, the Committee shall hold separate, private meetings without other members of management present, with each of the Company's Chief Financial Officer, Vice President, Finance and the Company's independent auditor; and, each such person shall have free and direct access to the Committee and any of its members.

         19. Prior to the beginning of each fiscal year, the Chairman shall draft a proposed schedule of the Committee's activities for the coming year, and the times at which such activities shall occur, including preliminary agendas for each proposed meeting of the Committee, which shall be submitted to the Committee for its review and approval, with such changes as the Committee shall determine to be appropriate.

Reporting Responsibilities

         20. Periodically report its activities, concerns, conclusions and recommendations to the Board of Directors.


                                    AUTHORITY

         21. The Audit Committee and each of its members may communicate directly and/or privately with the Company's directors, officers, employees, consultants, agents, internal auditors, independent auditors, attorneys-in-fact, counsel (including inside and outside counsel) and advisors, and any and all third parties in the performance of the Committee's functions.

         22. The Committee may cause an investigation to be made into any matter within the scope of its responsibilities under this Charter as the Committee deems necessary, or as otherwise requested by the Board or Directors. The Committee may require Company personnel to assist in any such investigation, and may engage independent resources to assist in such investigations as it deems necessary.

                              COMMITTEE MEMBERSHIP

         23. The membership of the Audit Committee shall consist of three or more directors each of whom shall:

               (i)         have been appointed by the Board of Directors.

               (ii) be free of any relationship to the Company which, in the opinion of the Board of Directors, may interfere with the exercise of independence from management and the Company;

               (iii) be or shall become (within a reasonable period of time after his or her appointment to the Committee) "financially literate," as such qualification is interpreted by the Board of Directors in its discretion; and

               (iv) otherwise meet the requirements of independence as set forth in the rules of The Nasdaq Stock Market or any other market on or through which the Company's securities may be traded (the "relevant listing authority"), as such rules may be amended from time to time. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise, as determined by the Board of Directors in its discretion.

         24. The Board of Directors reserves all authority permitted under the rules of the Commission and the relevant listing authority in connection with any matter referred to in this Charter, including but not limited to the determination of independence of Audit Committee members.


                                    MEETINGS

         25. The Audit Committee shall meet as often as necessary to fulfill its functions as determined by the Committee, but no less than twice annually.

                                   Appendix C

        CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION
                               OF NETOBJECTS, INC.

         NETOBJECTS,  INC., a corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), hereby certifies as follows:

         1. At a meeting of the Board of Directors of Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, and declaring that such amendment is advisable and that such amendment should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed amendment is as follows:

         RESOLVED: That Section 1 of Article IV of the Restated Certificate of Incorporation, as amended, of the Corporation be amended to read substantially as follows:

               "SECTION 1. The total number of shares of all classes of stock which the Corporation has authority to issue is One Hundred Twenty-Six Million (126,000,000) shares, consisting of two classes: One Hundred Twenty Million (120,000,000) shares of Common Stock, $0.001 par value per share (the "Common Stock"), and Six Million (6,000,000) shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"). At the time this amendment becomes effective, each ___ shares of the Common Stock issued and outstanding at such time shall be, and hereby are, reduced and converted into one fully paid and nonassessable share of Common Stock $0.001 par value per share of the Corporation as herein authorized. Each outstanding stock certificate of the Corporation which immediately prior to the time this amendment becomes effective represented one or more shares of Common Stock shall thereafter represent the number of whole shares of Common Stock, determined by dividing the number of shares represented by such certificate immediately prior to the time this amendment becomes effective by ___ and rounding such number up to the next whole integer. The Corporation shall not be required to issue or deliver any fractional shares of Common Stock. There shall be designated as capital in respect of such new shares an amount equal to the aggregate par value of such shares. Upon surrender at the office of the Corporation by a holder of Common Stock of a certificate or certificates for Common Stock, duly endorsed, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as set forth above."

         2. Pursuant to resolutions of the Corporation's Board of Directors, the amendment was submitted to the stockholders of the Corporation for approval at the Annual Meeting of Stockholders, and such meeting was called and held August 29, 2001 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the amendment.

         3. The amendment was duly authorized and approved by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned officers as of ___________, 2001.

                                 NETOBJECTS, INC.

                                 --------------------------------
                                 Samir Arora
                                 Chairman of the Board, Chief Executive Officer and President

     Attest:

     ------------------------------
     Ernest Cicogna
     Senior Vice President, Finance and Operations and Chief Financial Officer